                                                                       EXHIBIT M

                                VOTING AGREEMENT

         This VOTING AGREEMENT (this "Agreement") is made and entered into as of
September 13, 2000 among Interactive Technology Holdings, LLC ("ITH")] and
SOFTBANK Capital Partners LP ("Softbank Capital Partners") and SOFTBANK Capital
Advisors Fund LP ("Softbank Capital Advisors" and, together with Softbank
Capital Partners, "Softbank").

                                    RECITALS

         WHEREAS, on September 13, 2000, ITH and Global Sports, Inc. (the
"Company") entered into that certain Stock and Warrant Purchase Agreement (the
"ITH Purchase Agreement"), pursuant to which the Company has agreed to sell and issue to ITH, and ITH has agreed to purchase from the Company, 5,000,000 shares of the common stock of the Company, par value $0.01 per share (the "Common
Stock") and warrants to purchase 4,500,000 shares of Common Stock; and

         WHEREAS, as an inducement and a condition to consummating the ITH
Purchase Agreement, ITH has required that Softbank agree, and Softbank has agreed, to enter into this Agreement; and

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Definitions. For purposes of this Agreement:

         (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such
Person would constitute a "group" within the meaning of Section 13(d)(3) of the
Exchange Act.

         (b) "Board Composition Requirement" shall collectively have the meanings given such term in the ITH Purchase Agreement and that certain Stock
Purchase Agreement dated April 28, 2000 between the Company and Softbank (the
"Softbank Purchase Agreement").

         (c) "ITH Designees" shall mean those directors designated by ITH pursuant to the ITH Purchase Agreement.

         (d) "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         (e) "Softbank Designees" shall mean those directors designated by
Softbank pursuant to the Softbank Purchase Agreement.

         2. Composition and Election of Board of Directors.

         2.1 Number of Directors. The Board of Directors of the Company shall consist of nine (9) members. Neither party hereto will take any action to change the size of the Board of Directors from other than nine (9) members without the prior written consent of the other party hereto.

         2.2 Stockholder Votes.

         (a) At any meeting of stockholders at which directors are to be elected and with respect to any written consent of stockholders of the Company in lieu of meeting relating to the election of directors, Softbank shall vote, or execute and deliver a written consent with respect to, all shares of Common
Stock and any other voting securities of the Company (collectively, the "Voting
Stock") held of record or Beneficially Owned by Softbank in favor of the elections of the ITH Designees.

         (b) At any meeting of stockholders at which directors are to be elected and with respect to any written consent of stockholders of the Company in lieu of meeting relating to the election of directors, ITH shall vote, or execute and deliver a written consent with respect to, all shares of Voting Stock held of record or Beneficially Owned by ITH in favor of the elections of the Softbank
Designees.

         2.3 Nominating Procedures. In connection with each meeting of stockholders of the Company at which directors of the Company are to be elected, the parties hereto shall cause their respective designees on the Board to nominate a slate of nominees for director which meets the Board Composition
Requirement for so long as this Agreement remains in effect, and the nominees so selected by the Board of Directors shall be presented and voted upon at the meeting of stockholders as a slate.

         2.4 Removal of Directors.

         (a) Except as otherwise provided in this Section 2.4, Softbank agrees not to take any action to remove from the Board of Directors, with or without cause, any ITH Designee. Notwithstanding the foregoing, ITH shall at all times have the right to remove and to cause Softbank to remove, with or without cause, any or all of the ITH Designees.

         (b) Except as otherwise provided in this Section 2.4, ITH agrees not to take any action to remove from the Board of Directors, with or without cause, any Softbank Designee. Notwithstanding the foregoing, Softbank shall at all times have the right to remove and to cause ITH to remove, with or without cause, any or all of the Softbank Designees.

         2.5 Vacancies. If a vacancy is created on the Board of Directors by reason of the death, disability, removal or resignation of any one of the directors, Softbank and ITH shall each promptly take all necessary and appropriate action, including, to the extent Softbank or ITH have power to do so, calling a special meeting of stockholders or executing a written consent of stockholders in lieu of meeting and voting, or executing and delivering a written consent with respect to, the shares of Voting Stock of the Company then held of record or Beneficially Owned by Softbank or ITH, as the case may be, in such a manner to ensure that such vacancy is filled in a manner consistent with the Board Composition Requirement.

         3. Other Stockholder Votes. At any meeting of stockholders of the
Company, however called, and with respect to any written consent of stockholders of the Company in lieu of a meeting, Softbank shall vote, or execute and deliver a written consent with respect to, all shares of Voting Stock then held of record or Beneficially Owned by Softbank, (a) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the ITH
Purchase Agreement, and (b) except as otherwise agreed to in writing in advance by ITH, against the following actions (other than the transactions contemplated by the ITH Purchase Agreement): (i) a dissolution of the Company or (ii) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws, in each case, which is intended, or could reasonably be expected, to impede, delay or adversely affect the transactions contemplated by this Agreement and the ITH Purchase Agreement.
Softbank agrees that they shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 3.

         4. Certificate of Incorporation and Bylaws. Softbank and ITH shall each vote all shares of Voting Stock then held of record or Beneficially Owned by each of them, respectively, and shall take all other actions necessary and appropriate (including, without limitation, removing any director), to ensure that the Company's Certificate of Incorporation and Bylaws do not at any time conflict with the provisions of this Agreement.

         5. Miscellaneous.

         5.1 Duration of Agreement. The rights and obligations of Softbank and
ITH under this Agreement shall terminate on such date as either Softbank or ITH no longer has the right to designate any directors pursuant to the Softbank
Purchase Agreement or the ITH Purchase Agreement, respectively.

         5.2 Modification and Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         5.3 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreement or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         5.4 Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         5.5 No Implied Rights. Nothing herein, express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any interest, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

         5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereof.

         5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

         5.8 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto; provided, however, that this Agreement shall only be binding (a) upon a transferee of shares of Voting Stock of ITH if such transferee is a member of the Purchaser Group (as defined in the ITH Purchase Agreement), and (b) upon a transferee of shares of Voting Stock of Softbank if such transferee is a
Softbank Entity (as defined in the Softbank Purchase Agreement).

         5.9 Notices. All notices and other communications under this Agreement shall be in writing, and shall be deemed to have been duly given on the date of delivery if delivered personally or on the third business day after mailing or if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, return receipt requested, and addressed as follows (until any such address is changed by notice duly given):

             (a)      if to ITH, to:

                      c/o QVC, Inc.
                      Studio Park
                      Mail Code 223
                      West Chester, Pennsylvania  19380
                      Telephone: (610) 701-8974
                      Facsimile: (610) 701-1380
                      Attn: Neal Grabell, Esq.

                      with a copy to:

                      Drinker Biddle & Reath LLP
                      One Logan Square
                      Philadelphia, PA  19103
                      Telephone: (215) 988-2794
                      Facsimile: (215) 988-2757
                      Attention: Howard A. Blum, Esq.

             (b)      if to Softbank, to:

                      c/o SOFTBANK Capital Partners LP
                      10 Langley Road, Suite 403
                      Newton Center, Massachusetts  02169
                      Facsimile:  (617) 928-9301
                      Attention:  Administrative Member

                      with a copy to:

                      Sullivan & Cromwell
                      1888 Century Park East
                      21st Floor
                      Los Angeles, California
                      90067-1725
                      Telephone:  (310) 712-6650
                      Facsimile:  (310) 712-8800
                      Attention:  John L. Savva, Esq.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                            INTERACTIVE TECHNOLOGY HOLDINGS, LLC

                                            By:
                                            Name:
                                            Title:

                                            SOFTBANK CAPITAL PARTNERS LP

                                            By:  SOFTBANK Capital Partners LLC
                                                 Its General Partner

                                                 By:
                                                 Name:  Steven J. Murray
                                                 Title:   Admin. Member

                                            SOFTBANK CAPITAL ADVISORS FUND LP

                                            By:  SOFTBANK Capital Partners LLC
                                                 Its General Partner

                                                 By:
                                                 Name:  Steven J. Murray
                                                 Title:   Admin. Member